February 17, 2004

MEMORANDUM OF UNDERSTANDING
BETWEEN

BONTAN MINERAL RESOURCES INC. (NEWCO)
AND

FRANCIS J.L.GUARDIA (FRANK)
(British/Canadian holding permanent residency status in Brazil)
AND

ASTROGEMAS MINERACAO LTDA (ASTROGEMAS)
(A corporation incorporated in Brazil and fully owned by Frank)

A. Background:

1.	Astrogemas holds an option to acquire 50% share in a joint venture (The JV) with Minabraz Mineracao Ltda, a Brazilian corporation (Minabraz). The option requires Astrogemas to invest about US$100,000 towards construction of a gravel suction dredge and a land based gravel washing plant and operating expenses for a year. The option expires on May 1, 2004.

2.	The JV holds a licence licence on a 1,770.03 hectare area in the valley of the Paranaiba river in Coromandel region in Minas gerais State in Brazil to explore and produce diamonds from the alluvium of the valley. The licensed area is part of the geographic region known as the "Triangulo Mineiro", the important diamond producing center of southwest Minas gerais. The licence is valid for three years (estimated to expire in 2006) and is renewal automatically subject to fulfillment of certain conditions and commitments prescribed by the National Department of Mineral Production.

3.	Frank also plans to explore and acquire new licenses and/or JV opportunities in "Traingulo Mineiro" area. Specifically, he plans to identify at least two such opportunities within six months provided a funding of up to US$100,000 is available to cover the exploration and living costs.

4.	Newco has agreed to provide the funds up to US$200,000 required to exercise the option in the JV and also to explore opportunities for more licenses and/or Jvs as described in A3 above. However, the actual maximum funds required are estimated to be US$129,215 based on the details provided by Frank as further analyzed in the cash flow/income projections forming part of this Memorandum.

5.	The Newco has also agreed to provide any future funding required to commercially explore the new opportunities to be identified as discussed in A.3

B. Corporate Structure:

1.	A new company, Bontan Mineral Resources Inc. ( Newco) will be incorporated in Ontario, Canada upon signing of this memorandum. There will be two shareholders, namely -

Terence or any of his group companies - 600 common shares $60
Frank or any of his group - 400 common shares $40 Ownership by Frank or any of his group is subject to certain conditions as discussed later in this memorandum.

2.	The Newco will acquire 100% of Astrogemas and will directly undertake other new exploration activities as discussed in A.3.

3.	The Board of directors of the Newco will be as follows:

Terence Robinson                    Chairman
Kam Shah                               Director
Francis J.L. Guardia                 Director

Directors shall receive no fee or remuneration for acting as directors

Minimum directors shall be three and maximum will be seven

4.	The Board of Advisors of the Newco will consist of the following:

Terence Robinson
Kam Shah
Francis J. L. Guardia
Sethu Raman
Bill Hamilton

Any other persons nominated by Terence or Frank

Maximum persons on the Board will be seven.

The Board of Advisor will act in an advisory capacity to the Board of directors on technical matters concerning the exploration and related activities.

5.	The Newco will open a US dollar account in Toronto. Terence and Kam will be the signing authority on that account.

6.	Astrogemas, the subsidiary of Newco, will open an account in Brazil. This account will be an expense account. Frank and Fernando will be a joint signatories to this account. The account will be funded from time to time by the Newco.

7.	7. Newco will also open an account in Brazil. This account will be a collection or deposit account. Kam and Terence will be signatories to this account. All proceeds from JVs and other ventures in Brazil will be directly deposited into this account.

8.	The executive officers of the Newco will be: Terence Robinson Chief Executive Officer Kam Shah CFO & Secretary Francis J.L. Guardia President

9.	Frank will maintain a complete and proper accounting records in Brazil for all the activities covered by this memorandum and will provide a weekly report in a format to be agreed between Frank and Kam. The Brazilian operations will be reviewed by a firm of accountant to be appointed by Kam or alternatively will be available for review by Kam whenever he decides.

10.	The above are simply the broad outlines of the corporate structure. More detailed description of the procedures and rules are incorporated in the Articles of Incorporation and Bye-laws of the company. These documents will be part of the incorporation documents.

C. Frank's representations and commitments

1.	That the information provided by Frank as outlined in A 1 to 3 are true and correct.

2.	That the conditions prescribed by the National Department of Mineral Production of Brazil for renewing the license for the JV can be complied with without further expenditure, especially no further costs are anticipated as regards environmental or site clearance aspects of the JVs.

3.	That Astrogemas has no liabilities or commitments, which would involve further expenditure or liabilities for the Newco other than what has been discussed in this memorandum.

4.	That Frank has no personal commitments or any other reasons, which would not enable him to fulfill the terms of this Memorandum.

5.	That Frank will ensure that all Brazilian laws in the matter are properly complied with and all taxes-corporate, payroll and others-payable have been paid.

6.	That Frank will render proper and true accounting of all financial and other transactions in Brazil to the Board of Directors of the Newco and adhere to the periodic reporting as agreed.

7.	That Frank has agreed to sign a five year contract with the newco to engage exclusively in the activities of the Newco as described in this Memorandum on terms outlined in the Consulting contract included as exhibit to this Memorandum

D. Newco/ Terence group representations and commitments

1.	That it will provide the funds on a timely basis as required, to fulfill the business plans discussed in this memorandum.

2.	That it will maintain true and correct accounting of all transactions and activities of the Newco in Canada.

3.	That it will not engage in any activities which are contrary to the spirit of this memorandum and are detrimental to the interest of Frank and his group.

E. Frank's and his Group's equity entitlement in the Newco

1.	Frank and his Group will be entitled to a total equity share of 40% in the newco. This share will be allotted to Frank in stages according to the milestones outlined in the Milestones details included in the Exhibits to this memorandum.

2.	The actual equity entitlement allocation will change proportionate to the achievement of the agreed milestones.

F. Contract with Current Capital Corp. (CCC)

1.	Newco will enter into an exclusive contract with CCC for management services of Terence and Kam at a rate of US$2,500 per month for the first six months and $5,000 per month thereafter. This contract will be initially for a three-year period.

CCC will be entitled to an additional fee at 10% of any future funds raised.

G. General Matters

1.	Frank shall deliver to Newco a certificate or certificates representing all the Purchased Shares of Astrogemas, duly endorsed in blank for transfer, and will cause the transfer of such shares to be duly and regularly recorded on the books of Astrogemas in the name of the Newco in a manner which will enable the Newco to be the legal owner of Astrogemas according to the brazilian corporate laws.

2.	All the representations and commitments outlined in sections C and D of this memorandum are considered integral part of the business arrangement envisaged by the parties in this Memorandum. Breach or non-fulfillment of any of the representations or commitments will render the business relationship null and void and will automatically entitle the aggrieved party to seek appropriate remedy and financial damages from the defaulting party.

3.	The terms of this Memorandum shall be construed in accordance with the laws of the province of Ontario.

This Agreement shall enure to the benefit of and be binding upon the respective parties hereto and their respective heirs, executors, administrators, successors and/or assigns, as the case may be.

     IN WITNESS WHEREOF this Agreement has been executed by the parties hereto this 17th day of February, 2004.

SIGNED, SEALED AND DELIVERED	)
)
/s/ Katherine Topelko	)	/s/ Terence Robinson
)
Witness	)	(Terence Robinson for Newco)
)
)
/s/ Katherine Topelko	)	/s/ Francis J.L. Guardia
)
Witness	)	(Francis J.L. Guardia for himself and his Group and Astrogemas)

The exhibits forming part of this agreement:

1.	Diamond investment opportunity - Rio Paranaiba dated November 28, 2003 prepared by Frank

2.	Astrogemas Mineracao Ltda - A New diamond strategy for Brazil prepared by Frank

3.	Astrogemas Mineracao Ltda - coromandel property acquisition budget prepared by Frank

4.	Projected cash flow /income statement for the year ending March 31, 2005 together with monthly analysis of joint venture projections for the same period.

5.	Schedule of Milestones and equity release to Frank.

6.	Consulting agreement with Frank.